2022 CODE OF ETHICS

RICHBROOK ADVISORS LP – 2022

TABLE OF CONTENTS

I.	INTRODUCTION	1
II.	STATEMENTS OF POLICIES	1
III.	POLICIES AND PROCEDURES	2
IV.	APPLICABILITY OF CODE OF ETHICS	2
V.	NFA ETHICS TRAINING REQUIREMENTS	3
VI.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES	4
VII.	REPORTING REQUIREMENTS	5
VIII.	EXCEPTIONS FROM REPORTING REQUIREMENTS/ ALTERNATIVE TO QUARTERLY TRANSACTION REPORTS	7
IX.	GIFTS, DINING AND ENTERTAINMENT	8
X.	PAY-TO-PLAY	10
XI.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/ INVESTMENT RECOMMENDATIONS	11
XII.	ELECTRONIC COMMUNICATION AND SOCIAL NETWORKING	11
XIII.	WHISTLEBLOWER AND ANTI-RETALIATION	12
XIV.	OVERSIGHT OF CODE OF ETHICS	13
XV.	CONFIDENTIALITY	14
XVI.	ACKNOWLEDGMENT	14

EXHIBITS

EXHIBIT 1.	CODE OF ETHICS ACKNOWLEDGEMENT	1-1
EXHIBIT 2.	PRE-CLEARANCE FORM FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF ACCESS PERSONS	2-1
EXHIBIT 3.	INITIAL HOLDINGS REPORT FOR ACCESS PERSONS	3-1
EXHIBIT 4.	ANNUAL HOLDINGS REPORT FOR ACCESS PERSONS	4-1
EXHIBIT 5.	QUARTERLY TRANSACTION REPORT FOR ACCESS PERSONS	5-1
EXHIBIT 6.	SAMPLE BROKER LETTER	6-1
EXHIBIT 7.	DISCLOSURE OF POLITICAL CONTRIBUTIONS	7-1
EXHIBIT 8.	SOCIAL MEDIA CERTIFICATION	8-1
EXHIBIT 9.	NOTIFICATION OF BENEFITS/GIFTS AND ENTERTAINMENT GIVEN OR RECEIVED FROM THIRD PARTIES IN EXCESS OF $500	9-1
EXHIBIT 10.	CERTIFICATION FOR NON-DISCRETIONARY ACCOUNTS	10-1

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RICHBROOK ADVISORS LP – 2022

I.	INTRODUCTION

High ethical standards are essential for the success of RichBrook Advisors, LP (“RichBrook”) and to maintain the confidence of Advisory Clients. The objective of this Code of Ethics is to subject all business dealings and securities transactions undertaken by Access Persons, whether for clients or for personal purposes, to the highest ethical standards. RichBrook expects its personnel to premise their conduct on fundamental principles of openness, integrity, honesty and trust. RichBrook is of the view that its long-term business interests are best served by adherence to the fiduciary principle that the Advisory Clients’ interests come first.

Note, all terms not defined herein have the meanings as set forth in RichBrook’s Compliance Manual. This Code of Ethics should be read in conjunction with the Compliance Manual.

II.	STATEMENT OF POLICIES

A.	Confidentiality

RichBrook Employees are expected to honor the confidential nature of RichBrook, Advisory Client and Investor affairs. Information designated as confidential shall not be communicated outside RichBrook, other than to third parties consulted on a confidential basis and shall only be communicated within RichBrook on a “need to know” basis. RichBrook Employees must avoid making unnecessary disclosure of any material nonpublic information about issuers of securities or internal information concerning RichBrook, its Employees, its business relationships, its Advisory Clients and Investors; and must use such information in a prudent and proper manner in the best interests of RichBrook and its Advisory Clients. RichBrook has adopted a separate Privacy Policy, with which all Employees are expected to be familiar.

B.	Level of Care

Employees are expected to represent the interests of RichBrook and its Advisory Clients and Investors in an ethical manner and to exercise due skill, care, and diligence in all business dealings, including, but not limited to, compliance with all applicable laws, rules, and regulations and to avoid illegal activities and other conduct specifically prohibited. Accordingly, Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by an Advisory Client (a) to defraud or mislead an Advisory Client or Investor, (b) to engage in any act, practice or course of conduct that operates or could operate as a fraud or deceit upon an Advisory Client or Investor, or (c) to engage in any manipulative practice with respect to an Advisory Client or Investor or securities (such as price manipulation). RichBrook places a high value on ethical conduct and expects its Employees to live up to its ethical ideal, not merely obey the letter of the law.

C.	Fiduciary Duties

RichBrook and its advisory affiliates are fiduciaries with respect to its Advisory Clients. As such, all RichBrook Access Persons have the following fiduciary duties at all times:

1.	To place the interests of Advisory Clients before their own and not to take inappropriate advantage of their positions, and

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To conduct themselves in a manner that will avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility. Conflicts of interest can arise in many ways. Conflicts of interest may arise where RichBrook or its Employees have reason to favor the interests of one Advisory Client over another Advisory Client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which Employees have made material personal investments, accounts of close friends or relatives of supervised persons). Favoritism of one Advisory Client over another that would constitute a breach of fiduciary duty is strictly prohibited.

III.	POLICIES AND PROCEDURES

In recognition of RichBrook’s fiduciary obligations to its Advisory Clients as well as its desire to maintain its high ethical standards, RichBrook has adopted the personal trading restrictions and requirements described below to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material, non-public information about securities recommendations made by RichBrook or securities holdings of Advisory Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Advisory Client.

One goal is to allow RichBrook’s Access Persons to engage in personal securities transactions while protecting its Advisory Clients, RichBrook and its Access Persons from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests. While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for Employees and Access Persons (as applicable) of RichBrook. If there is any doubt as to the propriety of any activity, Employees should consult with the Chief Compliance Officer or his/her designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for RichBrook and may offer guidance on securities laws and acceptable practices, as they may change from time to time. The Chief Compliance Officer may rely upon the advice of outside legal counsel or consultants regarding the propriety of any activity.

IV.	APPLICABILITY OF CODE OF ETHICS

A.	Personal Accounts of Access Persons. This Code of Ethics applies to all accounts in which an Access Person has any Beneficial Ownership and to all accounts maintained by orfor:

1.	Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

2.	Any individuals who live in the Access Person's household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

3.	Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

4.	Any trust or other arrangement of which the Access Person or any member of the Access Person’s immediate family sharing the same household as the Access Person is a beneficiary; and

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5.	Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

Upon receipt of this Code of Ethics, each Access Person will be required to provide a comprehensive list of all Personal Accounts to the Chief Compliance Officer.

B.	Access Person as Trustee. A Personal Account does not include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support, or (ii) an independent third party.

C.	Other Persons:

1.	Personal Accounts of Other Access Persons. A Personal Account of an Access Person that is managed by another Access Person is considered to be a Personal Account only of the Access Person who has a Beneficial Ownership in the Personal Account. The account is considered to be a client account with respect to the Access Person managing the Personal Account.

2.	Solicitors/Consultants. Non-Employee Solicitors or consultants are not subject to this Code of Ethics unless the Solicitor/Consultant, as part of his duties on behalf of RichBrook, (i) makes or participates in the making of investment recommendations for Advisory Clients, or (ii) obtains information on or has access to recommended investments for Advisory Clients.

3.	Client Accounts. A client account includes any account managed by Portfolio Personnel of RichBrook, which is not a Personal Account.

D.	Rescission. Notwithstanding any prior receipt of approval of a transaction in a Personal Account, the Chief Compliance Officer and/or the Managing Members will review all such transactions(s) at their earliest convenience, and they reserve the right to cancel any transaction(s) upon review. For example, after reviewing any transaction where an Advisory Client and an Access Person have effectively traded the same security in close proximity to each other, the Chief Compliance Officer may determine that in order to avoid even the appearance of impropriety, the Access Person’s transaction must be cancelled or any profits gained or losses avoided may be owed to the Advisory Client(s) or otherwise forfeited even though all compliance requirements had been met.

V.	NFA ETHICS TRAINING REQUIREMENTS

As a National Futures Association (“NFA”) member, RichBrook is required to adopt policies related to ethics training. Guidance for these policies is provided in NFA Interpretive Notice 9051 and NFA Compliance Rule 2-9.

NFA Compliance Rule 2-9 requires each NFA member to diligently supervise its employees and agents in the conduct of their commodity futures activities for or on behalf of RichBrook’s Advisory Clients. Each Access Person who has supervisory duties must diligently exercise such duties in the conduct of that Access Person’s commodity futures activities on behalf of RichBrook.

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Professional ethical standards remain an essential element of each NFA member's business model. The use of well-designed ethics training programs supports each NFA member's supervision of its Access Persons and business activities. Like any other business process, remaining aware of changing industry standards and ensuring high ethical standards is an on- going effort. RichBrook will conduct at least annual training for its Access Persons to keep them cognizant of these developments and any ethical implications.

The ethics training will be mandatory for all Access Persons and will include topics that are applicable to RichBrook’s status as an NFA member and registered commodity trading advisor, among other things. This ethics training will be implemented internally, but the Firm may use an external compliance provider in the future, on at least an annual basis. Ethics training will be provided by way of a presentation and the attendees of any ethics training will be documented along with the date and location of the training. The training materials will also be maintained as part of RichBrook’s records.

VI.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.	General. It is the responsibility of each Access Person to confirm that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be affected only in accordance with the provisions of this Section and may only be transacted in Personal Accounts previously disclosed to the CCO (with any new Personal Accounts required to be disclosed to the CCO promptly following their formation). Generally,

1.	No Access Person may directly or indirectly purchase or sell (long or short) for any Personal Account any Reportable Holding (as defined herein) or a derivative thereof that the Access Person knows will be, or currently is being, recommended for purchase or sale or is being purchased or sold for the account of any Advisory Client until such time as all of RichBrook’s Advisory Clients have completed their purchases or sales.

2.	No Access Person may knowingly purchase or sell for any Personal Account any Reportable Holding, directly or indirectly, in such a way as to adversely affect an Advisory Client’s transactions.

3.	No Access Person may use his or her knowledge of Advisory Client transactions to cause any Personal Account to profit from the market effect of such transactions (or give such information to a third person who may so profit, except to the extent necessary to effectuate such Advisory Client transactions).

4.	No Access Person may purchase any security in an initial public offering (“IPO”) or in a private offering conducted pursuant to Section 4(2) or 4(5) of the Securities Act of 1933 or Regulation D thereunder for any Personal Account unless pre- clearance is obtained from the Chief Compliance Officer.

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B.	Pre-clearance of Transactions in Personal Account. An Access Person must obtain the prior written approval of the Chief Compliance Officer before engaging in ANY transaction in a “Reportable Holding” whatsoever in any of his or her Personal Accounts. A “Reportable Holding” is (1) any type of security1 except (i) a direct obligation of the U.S. Government; (ii) a bankers’ acceptance, bank certificate of deposit, commercial paper and high quality short-term debt instrument, including a repurchase agreement; and (iii) shares issued by a registered, open-end investment company for which RichBrook does not act as investment adviser or sub-adviser (e.g., mutual funds and ETFs, specifically of the open-end variety) (each, a “Reportable Security”); and (2) any digital assets, which may include cryptocurrencies, decentralized application tokens and protocol tokens, blockchain-based assets, core coins, SAFTs, IOUs, and any other cryptofinance instruments, tokens, or digital assets (collectively, “Digital Assets”). Access Persons are required, however, to report holdings and transactions in Digital Assets in accordance with the reporting requirements described in Section VII below.

A request for pre-clearance must be made by completing the Pre-Clearance Form and receiving approval from the Chief Compliance Officer in advance of the contemplated transaction. A Sample Pre-Clearance Form is attached as Exhibit 2. Any approval given under this paragraph will remain in effect for three (3) business days. It is important to note that, in addition to required pre-clearance of typical transactions in a Personal Account, an Access Person shall not acquire any Beneficial Ownership in any limited offering (which includes U.S. or offshore private investment funds as well as private equity and venture capital opportunities), and shall not acquire securities through an initial public offering, unless the Chief Compliance Officer has given prior written approval. In all cases, the Chief Compliance Officer (who may consult with outside legal counsel) will determine whether approval should be given.

VII.	REPORTING REQUIREMENTS

All Access Persons are required to submit to the Chief Compliance Officer (subject to the applicable provisions of Section VIII. below) the following reports:

A.	Initial Holdings Report. Access Persons are required to provide the Chief Compliance Officer with an Initial Holdings Report within 10 days of the date that such person became an Access Person that meets the following requirements:

1.	The report must disclose all of the Access Person’s current Reportable Holdings with the following content for each Reportable Holding in which the Access Person has any direct or indirect beneficial ownership:

(a)	title and type of Reportable Holding;
(b)	ticker symbol or CUSIP number (as applicable);
(c)	number of shares;
(d)	principal amount of each Reportable Security or Digital Asset.

[1]	Under the Advisers Act, a “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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2.	The report must disclose the name of any broker, dealer, bank or cryptocurrency exchange with which the Access Person maintains a Personal Account and the date upon which the report was submitted.

3.	Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

4.	The date upon which the report was submitted.

5.	Access Persons should use the form of Initial Holdings Report contained in Exhibit 3 to this Code of Ethics or provide true and accurate copies of account statements sent to the Access Person by the broker-dealer that satisfy the informational requirements of this section.

B.	Annual Holdings Report. Access Persons must also provide Annual Holdings Reports of all current Reportable Holdings at least once during each 12-month period (the “Annual Holding Certification Date”). For purposes of this Code, the Annual Holdings Certification Date is December 31. From a content perspective, such Annual Holdings Report must comply with the requirements of Section VII.A.(1)-(5) above. Access Persons should use the form of Annual Holdings Report contained in Exhibit 4 to this Code of Ethics or provide true and accurate copies of account statements sent to the Access Person by the broker- dealer that satisfy the informational requirements ofthis section.

C.	Quarterly Transaction Reports. Access Persons must also provide quarterly transaction reports for each transaction in a Reportable Holding that the Access Person has any direct or indirect beneficial ownership. Such quarterly transaction reports must meet the following requirements:

1.	Content Requirements – Quarterly transaction report must include:

²	date of transaction;
²	title of Reportable Security or Digital Asset;
²	ticker symbol or CUSIP number of Reportable Security or Digital Asset (as applicable);
²	interest rate or maturity rate (if applicable);
²	number of shares;
²	principal amount of Reportable Security or Digital Asset;
²	nature of transaction (i.e., purchase or sale);
²	price of Reportable Security or Digital Asset at which the transaction was affected;
²	the name of broker, dealer, bank or cryptocurrency through which the transaction was affected; and
²	the date upon which the Access Person submitted the report.

2.	Timing Requirements. Access Persons must submit a quarterly transaction report no later than 30 days after the end of each quarter.

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3.	Subject to the exception provided in Section VIII.C of this Code, Access Persons should use the form of quarterly transaction report provided in Exhibit 5 to this Code of Ethics.

VIII.	EXCEPTIONS FROM REPORTING REQUIREMENTS/ALTERNATIVE TO QUARTERLY TRANSACTION REPORTS

This Section sets forth exceptions from the requirements of Section VII. of this Code. All other requirements will continue to apply to any holding or transaction exempted from reporting pursuant to this Section. Accordingly, the following will be exempt only from the pre-clearance requirements of Section VI.:

A.	No Initial, Annual or Quarterly Transaction is required to be filed by an Access Person with respect to securities held (A) in a designated qualified tuition plan (otherwise known as a “529 Plan”), or (B) in any Personal Account over which the Access Person has (or had) no direct or indirect influence or control (a “Non-Discretionary Account”); provided, however, that (i) the Chief Compliance Officer shall have the right to periodically request holdings and/or transaction reports with respect to Non-Discretionary Accounts, and (ii) an Access Person with a Non-Discretionary Account must annually certify to the Chief Compliance Officer in the form contained in Exhibit 10 to this Code of Ethics:

1.	The nature of the relationship between the Access Person and the trustee/third party manager who holds discretion over the Non-Discretionary Account; and

2.	Confirmation from the Access Person that the Access Person exercised no influence or control over the Non-Discretionary Account and the transactions effected for such Non-Discretionary Account;

B.	Quarterly Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan (although holdings need to be included on Initial and Annual Holdings Reports);

C.	Quarterly Transaction Reports are not required if the report would duplicate information contained in broker trade confirm or account statements that Access Person has already provided to the Chief Compliance Officer; provided, that such broker trade confirm or account statements are provided to the Chief Compliance Officer within 30 days of the end of the applicable calendar quarter. A similar solution may be employed for Access Persons reporting their Digital Asset positions. An Access Person seeking this as an alternative to reporting on Exhibit 3 should present their solution for Digital Assets account reporting to the Chief Compliance Officer for consideration on a case-by-case basis. This paragraph has no effect on an Access Person’s responsibility related to the submission of Initial and Annual Holdings Reports.

1.	Access Persons that would like to avail themselves of this exemption should:

(a)	Confirm that the content of such broker confirms or account statements for any Personal Account meet the content required for Quarterly Transaction Review Reports set forth in Section VII.C. above; and

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(b)	Inform the Chief Compliance Officer that you would like to avail yourself of this compliance option and provide the Chief Compliance Officer with the following for each of your Personal Accounts:

²	name of institution;

²	address of institution;
²	name of contact at institution;
²	Identification numbers for personal accounts held at institution;
²	name of personal accounts held at institution.

2.	The Chief Compliance Officer will then work with you to arrange for completing and sending the form of letter attached to this Code of Ethics as Exhibit 6 to the institutions in question.

IX.	GIFTS, DINING AND ENTERTAINMENT

RichBrook is of the view that its Employees (and their family members) should not give or accept (in the context of their business activities for RichBrook) excessive benefits or gifts. Giving and receiving of cash2 is strictly forbidden.

A.	Accepting Benefits or Gifts

Gifts and benefits, which would not be regarded by others as improper, may be accepted on an occasional basis. An Employee should not accept any gifts or benefits that might influence the decisions that he or she must make in business transactions involving RichBrook’s Advisory Clients, or that others might reasonably believe would influence those decisions. As such, all Employees are required to notify the Chief Compliance Officer prior to accepting any such benefit or gift from any investor, prospective investor, or any person or entity that does business with or on behalf of RichBrook with a value in excess of $500 (i.e., if foreign, then US equivalent), irrespective of face value (e.g., a sporting event playoff ticket with a face value of $75 but a reasonably estimated market value of $500 would need to be reported). Similarly, Employees must report the receipt of any such benefit or gift with a value in excess of the abovementioned thresholds in situations where Employees are unable to seek prior approval from the Chief Compliance Officer. Employees may request approval for or report benefits or gifts to the Chief Compliance Officer via the form of notification provided herein as Exhibit 9. The Chief Compliance Officer, in his or her discretion, may require, among other things, that any such benefits or gifts are returned or that the third party be compensated (by the Employee) for the value of the benefit received.

B.	Providing Benefits or Gifts

Employees may not give any benefit or gift to an Advisory Client or persons who do business with, advise or render professional service to RichBrook, if such benefit or gift would call into question the propriety of RichBrook’s intentions or otherwise cause the recipient to feel pressured to take any action, or refrain from taking any action, with respect to RichBrook. As such, all Employees are required to notify the Chief Compliance Officer prior to providing any such benefit or gift with a value in excess of $500.

[2]	Includes cash equivalents such as gift cards or crypto/digital assets.

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C.	Dining and Entertainment

If an Access Person is being provided with a dining or entertainment experience by any entity doing business with RichBrook, and is not being accompanied by any individual(s) affiliated with the gifting entity, such dining or entertainment experience is to be treated as a gift and subject to the procedures applicable to gifts discussed herein. The same shall be true in the event an Access Person is providing a dining experience to any entity doing business with RichBrook, and the Access Person will not be in attendance.

In the event that an Access Person intends to entertain any person(s) who does business with the Firm, that Access Person is to obtain the Chief Compliance Officer’s prior approval for any such dining or entertainment when he/she accompanies the person or representative of the entity that does business with RichBrook. Failure to obtain prior approval for any entertainment may result in any such expenses not being approved for reimbursement.

Any meal or entertainment that is discovered to be unreasonable or excessive must be reported to the Chief Compliance Officer.

D.	Government Officials

No gifts, meals or entertainment of any value may be provided to government officials or their immediate family members by RichBrook or any Access Persons without the prior written approval of the Chief Compliance Officer.

E.	ERISA Clients

Section 406(b)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), makes it unlawful for an ERISA plan fiduciary to receive consideration for their own Personal Account from any party dealing with such a plan in connection with a transaction involving the assets of the plan. The Department of Labor treats gifts and entertainment as “not substantial” if the annual aggregate value to any single person is less than $250.

F.	Chief Compliance Officer Discretion

If the Chief Compliance Officer identifies circumstances where an Employee’s receipt of gifts becomes so frequent or extensive so as to raise any question of propriety, the Chief Compliance Officer will review the facts of the situation and may rely upon the advice of legal counsel. Gifts from third parties that are received by RichBrook in general, and not any one individual, are excluded from this policy unless deemed excessive by the Chief Compliance Officer (in which case the Chief Compliance Officer may opt to reject the gift(s)).

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The Chief Compliance Officer will maintain a log of gifts, meals and entertainment. The Chief Compliance Officer will monitor the log to confirm adherence to the Code of Ethics and identify the potential for conflicts of interest or the appearance thereof. The Chief Compliance Officer has the authority to determine whether a gift, meal or entertainment is inappropriate and whether it must be returned or repaid.

Notwithstanding the foregoing, Employees may not provide or accept gifts, meals or entertainment having an aggregate value of $500 per year to or from any person associated with a broker-dealer.

This benefits/gifts policy is for the purpose of helping RichBrook monitor the activities of its Employees for the appearance of a (or an actual) conflict of interest. However, the reporting of a gift or entertainment does not relieve any Access Person from the obligations and policies set forth in this Section or anywhere else in this Code of Ethics. If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult the Chief Compliance Officer.

X.	PAY-TO-PLAY

SEC Rule 206(4)-5 prohibits RichBrook from receiving advisory fees, either directly or indirectly, for providing advisory services to state and local government clients (including pension plans) for two years following contributions by RichBrook or certain of its Employees to certain candidates or elected officials (commonly referred to as Pay-to-Play Practices). The Rule generally applies to state and/or local officials where RichBrook conducts its business activities, and not with respect to federal officials or candidates, though there is an exception if a candidate for federal office currently holds a state or local office. However, there is a de minimis provision that permits Employees to make contributions of up to:

²	$350, per election, to state and/or local government candidate or elected official for whom the Employee is entitled to vote, and

²	$150, per election, to a state and/or local government candidate or elected official for whom the Employee is not entitled to vote, without triggering the two-year timeout.

Due to the restrictions put in place by the SEC’s rule, Employees will be required to have all personal political contributions, as well as political contributions made by an Employee’s spouse/civil union partner, dependent and/or minor children, any political action committee established or controlled by any of the foregoing individuals, or any tax-exempt organization established or controlled by any of the foregoing individuals, pre-approved (as to the amount and recipient, but not based on political party) and report all political contributions at least quarterly to the Chief Compliance Officer by completing the Disclosure of Political Contributions form attached to this Code as Exhibit 7. In addition, all Employees are required to report all political contributions made personally or by any of the foregoing individuals in the preceding two-year period within ten (10) calendar days upon designation as an Access Person. Finally, as the pay-to- play laws vary between individual states, the Chief Compliance Officer will monitor any political contributions and confirm that the Firm adheres to the necessary laws in any relevantstate.

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XI.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUTSECURITIES/INVESTMENT RECOMMENDATIONS

In addition to other provisions of this Code of Ethics and RichBrook’s Compliance Manual, Access Persons should note that RichBrook has a duty to safeguard material, non-public information about securities/investment recommendations provided to (or made on behalf of) Advisory Clients. As such, Access Persons generally should not share such information outside of RichBrook. Notwithstanding the foregoing, Access Persons and RichBrook may provide such information to persons or entities providing services to RichBrook, Advisory Client or the Funds where such information is required to effectively provide the services in question.

Examples of such are:

²	brokers;
²	accountants or accounting support service firms;
²	custodians;
²	transfer agents;
²	bankers; and
²	lawyers

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by RichBrook, please see the Chief Compliance Officer.

XII.	ELECTRONIC COMMUNICATIONS AND SOCIAL NETWORKING

A.	Electronic Communications

It is RichBrook’s policy that all Firm communications, including communications with Advisory Clients and investors, will always be professional in nature. In addition, Employees are expected to comply with the policies listed below:

1.	All RichBrook and Advisory Client or Investor related electronic communications must be on RichBrook’s systems and the use of personal email addresses and other personal electronic communications for Firm, Advisory Client or investor communications (such as text/SMS messaging, non-Bloomberg chat or instant messaging platforms/clients, and all forms of social media (other than LinkedIn on a pre-approved basis) is prohibited.

2.	If a form of communication lacks a retention method, then it is prohibited from use by the Firm to conduct business or to communicate with Advisory Clients or investors.

3.	Employees are prohibited from using text/SMS messaging for substantive business- related electronic communications. This prohibition excludes administrative types of text messages (i.e., coordinate lunch, running late, etc.).

4.	Emails and any other electronic communications relating to RichBrook’s advisory services and Advisory Client and investor relationships will be maintained and monitored by the Chief Compliance Officer on a periodic basis through the sampling of emails and any other electronic communications which may be delegated by the Chief Compliance Officer to a designee. The Chief Compliance Officer’s electronic communications will be periodically reviewed by an appropriate designee following the same review procedures.

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B.	Social Networking

Employees are prohibited from discussing or conducting RichBrook’s business in chat rooms, blogs, wikis, list serves and other web-enabled links, social networking sites (e.g., LinkedIn, Facebook, Instagram, Twitter, etc.) and in any other online media. These sites are allowed for personal networking and may not be used for any business purposes. The following guidelines must be followed:

1.	The site must be used solely for personal networking and not for soliciting Advisory Clients or investors or for conducting Firm business.

2.	All information listed on the site as it relates to the Firm must be limited to factual data, limited to your name, title, and contact information and may not contain any other information about RichBrook.

3.	Employees cannot put any marketing content on the site.

4.	Employees may not provide or receive a recommendation or referral to or from any other person on the site with respect to the investment management services provided by RichBrook.

5.	Employees may not use the email or messaging function on any site to conduct business or to solicit or communicate with Advisory Clients or investors.

All Access Persons are required to execute the Social Media Certification attached hereto as Exhibit 8. In addition, as an exception to the above-referenced requirements, upon notification to Chief Compliance Officer via the Social Media Certification, certain Access Persons may use specified social media platforms for certain limited business activities, but must give RichBrook and the Chief Compliance Officer the right (through the use of RichBrook’s appropriate information technology service provider) to access, track, and retain any and all such business-related electronic communications activity.

XIII.	WHISTLEBLOWER AND ANTI-RETALIATION

RichBrook has adopted this Code, which requires its personnel to observe high standards of business and personal ethics in the conduct of their duties and responsibilities. It is the responsibility of all Employees to comply with this Code and to report violations or suspected violations in accordance with the “Whistleblower Policy.”

A.	Reporting Violations

If an Employee knows of or suspects a violation of applicable laws or regulations, the Code, or any of RichBrook’s related policies, the Employee must immediately report that information to the Chief Compliance Officer. If the violation involves the Chief Compliance Officer, you should report the matter to the Managing Members. Furthermore, nothing in this Code prohibits an Employee from making a good faith report of a suspected violation of the securities laws to the appropriate regulatory authority.

RICHBROOK ADVISORS LP – 2022

Alleged misconduct includes, but is not limited to:

•	Allegations of breach of confidentiality;
•	Theft;
•	Fraud;

•	Misappropriation or misuse of funds or securities;
•	Forgery;
•	Unsuitable investments;
•	Misrepresentation;
•	Unauthorized trading; and
•	Other inappropriate financial dealings.

B.	Investigations of Suspected Violations

All reported violations will be promptly investigated by the Chief Compliance Officer. The Chief Compliance Officer will document the investigation and any remedial actions taken. Reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

C.	Anti- Retaliation

No director, officer or Employee or other personnel who in good faith reports a violation shall suffer harassment, retaliation or adverse employment consequence. An Employee who retaliates against a person who has reported a violation in good faith is subject to discipline up to and including termination of employment.

XIV.	OVERSIGHT OF CODE OF ETHICS

A.	Reporting. Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Chief Compliance Officer who must report it to the Managing Members of RichBrook. All Employees are required to promptly report any violation of this Code of Ethics they become aware of to the Chief Compliance Officer or, in the event the violation involves the Chief Compliance Officer, to the Managing Members. RichBrook expects Access Persons who violate this Code of Ethics to report their own violations, especially if a violation is inadvertent or of a technical nature

B.	Review of Transactions. Each Access Person's transactions in his/her Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by RichBrook for Advisory Clients. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the Chief Compliance Officer who will determine, with advice from outside legal counsel, whether any such violation occurred and thereafter report any violations to the Managing Members of RichBrook.

C.	Sanctions. The Managing Members of RichBrook, at their discretion, shall consider reports made to them and may impose such sanctions or remedial action that the Managing Members deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors). Such remedial action may include, among other things, disgorgement of profits, suspension or termination of employment with RichBrook, or criminal or civil penalties imposed by the appropriate authorities.

RICHBROOK ADVISORS LP – 2022

D.	Review of Personal Accounts of Chief Compliance Officer. RichBrook’s Chief Compliance Officer shall adhere to each of the requirements of this Code. RichBrook’s Managing Members shall appoint a Code Compliance Administrator to conduct the pre-clearance, review and recordkeeping for any Personal Accounts of RichBrook’s Chief Compliance Officer.

XV.	CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

XVI.	ACKNOWLEDGMENT

All Access Persons are required to provide RichBrook with a written acknowledgment of his or her receipt of this Code and any amendments, attached hereto.

RICHBROOK ADVISORS LP – EXHIBIT 1

RICHBROOK ADVISORS, LP

CODE OF ETHICS

ACKNOWLEDGEMENT

(Initial applicable acknowledgement.)

1.	New Employee/ Access Person, initial acknowledgement

2.	I hereby acknowledge receipt of the most recent amendment to the Code of Ethics dated ______.

3.	Annual Acknowledgement

I have read and understand the RichBrook Code of Ethics. I agree to comply in all respects with all policies and procedures contained therein and hereby certify that I have to date complied with such procedures except for [check one box]:

[ ]	None	[ ]	See detail attached.

I also certify that (i) all my personal securities transactions will be effected in compliance with the requirements of the Code of Ethics and (ii) I have instructed all brokerage or other firms where I maintain an investment account to supply duplicate copies of my confirmations and monthly and quarterly account statements to the Chief Compliance Officer.

[ ]	(check if not applicable)

I also certify that I have never been found civilly liable for, nor criminally guilty of, insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.

Date:
(Signature)

COMPLIANCE RECEIPT:	(Print Name)

Name:

Date:

Exhibit 1‐1

RICHBROOK ADVISORS LP – EXHIBIT 2

RICHBROOK ADVISORS, LP

PRE-CLEARANCE FORM FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF ACCESS PERSONS

Access Persons must complete this Pre-clearance Form prior to engaging in certain personal transactions as set forth in RichBrook’s Code of Ethics. Access Persons should complete Sections (1) through (6) below and submit this pre-clearance form to the Chief Compliance Officer. Section (7) will be completed by the Chief Compliance Officer.

(1)	Reason for Pre-Clearance Request

The Access Person is submitting this pre-clearance request because proposed investment is: (check all that apply – more than one may apply):

Proposed purchase or sale involves a limited offering (i.e., private placement, restricted stock, etc.)

Other investment or sale (as all Access Person transactions are required to be pre- cleared)

(2)	Investment Information

Name of Issuer and Ticker (if applicable):

CUSIP Number (if applicable):

The Issuer can best be characterized as (please check one):

[ ]	Common Stock	[ ]	Restricted Stock
[ ]	Preferred Stock	[ ]	Private Placement
[ ]	Corporate	[ ]	Closed-End Funds
[ ]	Government Debt (non-Federal)	[ ]	Other:

(3)	Transaction Information

Transaction involves a (check one): [  ] Buy [  ] Sell [  ] Short Sell

Estimated Trade Date:
Quantity:
Estimated Price:
Broker/Dealer (if any):
Bank where securities will be held:
Account No.:

(4)	Conflict of Interest Information

Access Persons should provide any additional factors that they believe are relevant to a conflict of interest analysis (if any):

Exhibit 2‐1

RICHBROOK ADVISORS LP – EXHIBIT 2

(5)	Evaluation of Advisory Client Conflicts

a.	The investment is not currently held by or under consideration for purchase or disposition by any Advisory Client.

Initials of Access Person	Date

b.	If the above listed investment is not currently held by or under consideration for any Advisory Client and the investment is of limited availability, indicate the primary reason(s) why you believe it is not an appropriate investment for such Advisory Clients.

Investment is too risky
Advisory Client is already fully exposed to issuer or industry
Investment by the Advisory Client would cause it to exceed or violate its investment policies
Insufficient available or unfavorable information about the issuer
Other:

Initials of Access Person	Date

(6)	Representation and Signature

By executing this form, I represent that my trading in this investment is not based on any material non‐public information. I understand that pre‐clearance will only be in effect for three (3) days from the date of the Chief Compliance Officer's signature.

Access Person’s Name (please print)

Access Person’s Signature	Date

(7)	Disposition of Pre‐Clearance Request

[ ]	Request Approved	[ ]	Request Denied

Chief Compliance Officer	Date

Exhibit 2‐2

RICHBROOK ADVISORS LP – EXHIBIT 3

RICHBROOK ADVISORS, LP

INITIAL HOLDINGS REPORT FOR ACCESS PERSONS

Name of Access Person:

Date of Submission of Report:

In connection with my new status as an Access Person at RichBrook Advisors, the following sets forth all of my holdings in reportable securities that are held in my Personal Accounts (as defined in RichBrook’s Code of Ethics).

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer or Bank Where Securities Are Held

OR

No holdings in reportable securities (as defined in RichBrook’s Code of Ethics)

The undersigned Access Person certifies that all information contained in this report is true and correct as of ___________ (which must be a date within 45 days that this report is submitted to the Chief Compliance Officer).

Name of Access Person

Signature of Access Person

Date

COMPLIANCE RECEIPT:

Name:

Date:

Exhibit 3‐1

RICHBROOK ADVISORS LP – EXHIBIT 4

RICHBROOK ADVISORS, LP

ANNUAL HOLDINGS REPORT FOR ACCESS PERSONS

Name of Access Person:

Date of Submission of Report:

The following sets forth all of my holdings in reportable securities (as defined in RichBrook’s Code of Ethics) that are held in my Personal Accounts as of December 31 (the “Annual Holdings Certification Date”).

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer or Bank Where Securities Are Held

OR

No holdings in reportable securities as of the Annual Holdings Certificate Date.

The undersigned Access Person certifies that all information contained in this report is true and correct as of ___________ (which must be a date within 45 days that this report is submitted to the Chief Compliance Officer).

Name of Access Person

Signature of Access Person

Date

COMPLIANCE RECEIPT:

Name:

Date:

Exhibit 4‐1

RICHBROOK ADVISORS LP – EXHIBIT 5

RICHBROOK ADVISORS, LP

QUARTERLY TRANSACTION REPORT FOR ACCESS PERSONS

Name of Access Person:

Date of Submission of Transaction Report:

The following sets forth all of the transaction in reportable securities (as defined RichBrook’s Code of Ethics) made in my Personal Accounts for the quarter beginning on _________ and ending on __________.

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer or Bank Where Securities Are Held

OR

No holdings in reportable securities (as defined in RichBrook’s Code of Ethics)

The undersigned Access Person certifies that all information contained in this report is true and correct as of ___________ (which must be a date within 45 days that this report is submitted to the Chief Compliance Officer).

December 31, 20__
March 31, 20__
June 30, 20__
September 30, 20__

Name of Access Person

Signature of Access Person

Date

COMPLIANCE RECEIPT:

Name:

Date:

Exhibit 5‐1

RICHBROOK ADVISORS LP – EXHIBIT 6

[DATE]

[INSERT NAME OF BROKER]

[INSERT ADDRESS]

Re: [NAME OF EMPLOYEE]/Account No(s). [ ]

To Whom It May Concern:

As the Chief Compliance Officer for RichBrook Advisors, LP, I am aware that [NAME OF BROKER] executes and clears transactions for the purchase or sale of securities for the account of [NAME OF EMPLOYEE] (the “Employee”).

In accordance with our compliance procedures, I hereby request that duplicate copies of all trade confirmation statements and quarterly account statements with respect to the above-referenced account(s) held by our Employee be sent to my attention at the following email address:

RichBrook Advisors, LP

Attn.: Sarah Stephens, Chief Compliance Officer

complianceStatements@richbrookadv.com

Please feel free to call me at 646-833-1021 should you have any questions.

Best regards,

RichBrook Advisors, LP

Name: Sarah Stephens
Title: Chief Compliance Officer

I hereby authorize [NAME OF BROKER] or its representatives to send duplicate copies of all trade confirmation statements and quarterly account statements with respect to my account(s) held with [NAME OF BROKER] to my employer, RichBrook Advisors, LP, at the above-listed address.

Signature of Employee

Name

Exhibit 6‐1

RICHBROOK ADVISORS LP – EXHIBIT 7

RICHBROOK ADVISORS, LP

DISCLOSURE OF POLITICAL CONTRIBUTIONS

To confirm compliance with applicable state and local “pay‐to‐play” laws governing political contributions and Rule 206(4)‐5 under the Investment Advisers Act of 1940, as amended, please list below any contributions made by you, your spouse/civil union partner, dependent and/or minor children, any political action committee established or controlled by any of the foregoing individuals, or any tax‐exempt organization established or controlled by any of the foregoing individuals, for the past two years.

Name of Contributor	Relationship to You	Name of Covered Recipient (and office sought, if applicable)	Public office held by Covered Recipient at time of contribution (if applicable)	State or Locality of Covered Recipient	Date and Amount of Contribution

COMPLIANCE RECEIPT:
Name of Access Person

Signature of Access Person	Signature

Date	Date

Exhibit 7‐1

RICHBROOK ADVISORS LP – EXHIBIT 8

RICHBROOK ADVISORS, LP

SOCIAL MEDIA CERTIFICATION

I,____________________________, certify that, except for those social media platforms listed below (the “Excepted Social Media Platform(s)”), I only use LinkedIn (www.linkedin.com) and other similar social media platforms with the understanding that I, as an Employee of RichBrook Advisors, LP (“RichBrook” or the “Firm”), am prohibited from discussing or conducting RichBrook’s business (except as those permitted in Section XII of RichBrook’s Code of Ethics) in such social media platforms, or chat rooms, blogs, wikis, list serves and other web-enabled links, other social networking sites (e.g., Facebook, Twitter, etc.), or in any other online media. Further, I am aware that these sites are allowed for personal networking only and may not be used for any business purposes, except as those permitted in Section XII of RichBrook’s Code of Ethics. Additionally, I am aware that the following guidelines, as set forth in RichBrook’s Code of Ethics, must be followed:

1.	The site must be used solely for personal networking and not for soliciting Advisory Clients or investors or for conducting Firm business.
2.	All information listed on the site must be limited to factual data, limited to my name, title, and contact information and may not contain any other information about RichBrook.
3.	I cannot put any marketing content on the site.
4.	I may not provide or receive a recommendation or referral to or from any other person on the site with respect to the investment management services provided by RichBrook.
5.	I may not use the email or messaging function on any site to conduct business or to solicit or communicate with Advisory Clients or investors.

AND:

that I, as an Employee of RichBrook, hereby grant to RichBrook (through the use of its appropriate information technology service provider) the right to access, track, and retain any and all of my electronic communications activity on or relating to the below-referenced Excepted Social Media Platforms because I use such Excepted Social Media Platforms for certain business-related activities, as permitted by Section XII of RichBrook’s Code of Ethics.

Username / ID	Social Media Platform URL

Username / ID	Social Media Platform URL

Signature of Access Person	Name/ Date

Compliance Receipt:

Signature	Date

Exhibit 8‐1

RICHBROOK ADVISORS LP – EXHIBIT 9

RICHBROOK ADVISORS, LP

NOTIFICATION OF BENEFITS/GIFTS AND ENTERTAINMENT GIVEN OR RECEIVED

FROM THIRD PARTIES IN EXCESS OF $500

Instructions: Certain benefits and/or gifts and entertainment greater than $500 in value to be given or received from a third party must be reported to the Chief Compliance Officer (pursuant to the guidelines provided herein). Complete this form as applicable and provide an executed copy of the completed form to the Chief Compliance Officer.

Employee Giving or Receiving Gift or Entertainment

Third Party Involved

Name of Fund(s) Involved

Date Gift or Entertainment Given or Received

Identify Gift or Entertainment and Estimate Value

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Date:
(Signature)

(Print Name)

COMPLIANCE RECEIPT/ACKNOWLEDGEMENT:

Name:

Date:

Exhibit 9‐1

RICHBROOK ADVISORS LP – EXHIBIT 10

RICHBROOK ADVISORS, LP

CERTIFICATION FOR NON-DISCRETIONARY ACCOUNTS

Dear [Chief Compliance Officer],

In accordance with Rule 204A-1 (the “Rule”) under the Investment Advisers Act of 1940, I am considered to be an “access person” of RichBrook Advisors, LP (“RichBrook”) and subject to the Rule’s terms and conditions. The Rule requires periodic reporting of my personal securities transactions and holdings to be made to RichBrook. However, as specified in the Rule, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts. Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Name	Relationship to Manager (independent professional, friend, relative, etc.)

By signing below, I acknowledge and certify that:

1.	I have no direct or indirect influence or control over the Accounts;
2.	If my control over the Accounts should change in any way, I will immediately notify you in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule; and
3.	I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of RichBrook’s Chief Compliance Officer.

Access persons completing this certification on an annual basis, also acknowledge and certify the following:

1.	I did not suggest that the Manager make any particular purchases or sales of securities for the Accounts during the period [Month YEAR to Month YEAR];
2.	I did not direct the Manager to make any particular purchases or sales of securities for the Accounts during the period [Month YEAR to Month YEAR]; and
3.	I did not consult with the Manager as to the particular allocation of investments to be made in the Accounts during the period [Month YEAR to Month YEAR].

SIGNATURE ON FOLLOWING PAGE

Exhibit 10‐1

RICHBROOK ADVISORS LP – EXHIBIT 10

Name:

Signature:

Date:

Exhibit 10‐2